UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2011

Alamo Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52687 (Commission File Number)	98-0489669 (IRS Employer Identification No.)

10497 Town and Country Way, Suite 820, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (832) 436-1832

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Philip Mann as Chief Financial Officer

On May 1, 2011, the Board of Directors of the Registrant accepted the resignation of Philip Mann as Chief Financial Officer of the Registrant.  Mr. Mann will remain as the Secretary and a director of the Registrant.

Mr. Mann’s resignation was not the result of any disagreement with the policies, practices or procedures of the Registrant.  The resignation of Mr. Mann is attached hereto as exhibit 17.1.  Mr. Mann continues to hold 3,000,000 shares of the Registrant’s common stock, or approximately 5% of the issued and outstanding.

Appointment of Donald J. Sebastian as Chief Financial Officer

On May 1, 2011, the Board of Directors of the Registrant appointed Mr. Donald J. Sebastian, age 58, as the Registrant’s Chief Financial Officer, effective May 1, 2011.  Prior to joining the Registrant, Mr. Sebastian served as Chief Financial Officer, Principal Accounting Officer and Vice President of Velocity Energy Inc. (OTCBB: VYCE) from June 2008 to April 2011.  From 2004 to 2008, Mr. Sebastian served as Vice President of Onshore Operations and Business Development with Michael Baker Corporation (NYSE Amex: BKR).  From 1979 to 2004, he served as Senior Vice President responsible for the Gulf Coast Onshore and Offshore Business Unit and also served as Chief Financial Officer of J. M. Huber Corporation. He has over 37 years of experience in the oil and gas industry and has the financial and accounting expertise traditionally associated with Chief Financial Officers as well as substantial onshore and offshore operating expertise.  Mr. Sebastian earned a Bachelor of Science Degree in Business Administration from Trinity University in 1974.

Mr. Sebastian beneficially owns 14,059 shares of the Registrant’s common stock which are held in the name of Tahoe Energy, LLC, of which Mr. Sebastian is the managing member. Mr. Sebastian has sole voting and dispositive power over the shares held by Tahoe Energy, LLC.

Sebastian Employment Agreement

In connection with Mr. Sebastian’s appointment as Chief Financial Officer of the Registrant, the Registrant entered into an Employment Agreement with Mr. Sebastian, dated May 1, 2011 (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Sebastian will serve as Chief Financial Officer for an initial term of two years with an additional one year extension granted automatically unless a sixty day written notice to the contrary is provided by either Mr. Sebastian or the Registrant.  Mr. Sebastian will be responsible for 1) overseeing all accounting practices of the Registrant, including preparing budgets, financial statements and reports, tax and audit functions; 2) directing financial strategy, planning and forecasts; and 3) such other duties, consistent with the Chief Financial Officer position, as the Board may delegate to Mr. Sebastian from time to time. Mr. Sebastian will receive base compensation of $5,000 per month, with a $500 increase at the end of each fiscal quarter during the first fiscal year of the Employment Agreement and, subject to the sole discretion of the Registrant’s Compensation Committee of the Board, additional bonuses upon (1) the listing of the Registrant’s common stock on the NYSE Amex; and (2) the last day of each fiscal year.  Mr. Sebastian will also receive equity compensation of 25,000 shares of the Registrant’s common stock for each fiscal quarter during the term of the Employment Agreement.  In the event Mr. Sebastian’s employment by the Registrant is terminated during the initial ninety days of the Employment Agreement for any reason by the Registrant, the Registrant will pay Mr. Sebastian any accrued obligations (as defined in the Employment Agreement) and have no further obligation to make or provide any payments or benefits to Mr. Sebastian, and Mr. Sebastian will have no further right to receive or obtain any payments or benefits from the Registrant.

The above description of the Employment Agreement is a summary of the material terms only and is qualified in its entirety by reference to the Employment Agreement attached as exhibit 10.1 to this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On May 4, 2011, the Registrant intends to issue a press release to announce the appointment of Donald Sebastian as the Registrant’s Chief Financial Officer.  A copy of the release is attached as Exhibit 99.1.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Donald Sebastian dated May 1, 2011
17.1	Resignation of Philip Mann as Chief Financial Officer
99.1	Press Release dated May 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Alamo Energy Corp.

Date: May 3, 2011	By:	/s/ Philip Mann
Philip Mann Secretary